UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 1, 2005

ACADIA PHARMACEUTICALS INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-50768	06-1376651
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3911 SORRENTO VALLEY BOULEVARD SAN DIEGO, CALIFORNIA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 558-2871

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 1, 2005, the registrant entered into an amendment (the “Amendment”) to the lease covering the registrant’s headquarters and laboratories in San Diego, California, comprising approximately 29,000 square feet. The registrant executed the Amendment with its landlord, E.G. Sirrah, LLC. The Amendment provides for a 7-year extension, through October 15, 2012, with two 2-year options in registrant’s favor thereafter. The Amendment also provides the registrant with a right to early-terminate. The base monthly rent under the Amendment is initially $56,355, with annual increases of 3%. The Amendment provides for a tenant improvement allowance, a portion of which may be amortized as additional rent. Under the Amendment, registrant has an expansion right and a right of first refusal on the property adjacent to its headquarters, comprising approximately 24,000 square feet.

On November 2, 2005, the registrant’s wholly-owned Swedish subsidiary, ACADIA Pharmaceuticals AB (“ACADIA AB”), entered into a lease agreement (the “Swedish Lease”) with Medeon Fastigheter AB for ACADIA AB’s chemistry research facilities in Malmo, Sweden. ACADIA AB moved into this facility in June of this year and the basic terms of the Swedish Lease had been filed as an exhibit to the registrant’s registration statement for its initial public offering in 2004. The Swedish Lease has a ten-year term with a five-year renewal provision. At current exchange rates, the monthly rent for the first year of the Swedish Lease is approximately $80,000 per month, for approximately 30,000 square feet of space. The rental rate is subject to annual adjustment based on the Swedish consumer price index.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACADIA Pharmaceuticals Inc.

	By:	/s/ Thomas H. Aasen
Date: November 4, 2005		Thomas H. Aasen
Vice President, Chief Financial Officer, Treasurer, and Secretary

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